CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-129005333-282907 on Form N-1A of our reports dated October 27, 2025, relating to the financial statements and financial highlights of the Victory Pioneer Global Equity Fund, Victory High Income Municipal Fund (formerly Victory Pioneer High Income Municipal Fund), Victory Pioneer Disciplined Growth Fund, Victory Pioneer Disciplined Value Fund, Victory Pioneer Short Term Income Fund and Victory Pioneer Active Credit Fund appearing in Form N-CSR of Victory Portfolio IV for the year ended August 31, 2025, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm" and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

December 22, 2025